Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	March 14, 2007
Contact:	Specialized Health Products International, Inc.

David Green, Chief Financial Officer

801-298-3360
dgreen@shpi.com

or

CCG Investor Relations

Sean Collins, Senior Partner

(310) 477-9800

sean.collins@ccgir.com

Specialized Health Products Reports Fourth Quarter

and Year-End 2006 Results

Record Revenue Leads to Profitability, Completes Turnaround

BOUNTIFUL, Utah – March 14, 2007 – Specialized Health Products International, Inc., (OTCBB: SHPI), a leading developer and manufacturer of proprietary safety medical products, today announced year-end and fourth quarter 2006 financial results.

Highlights for FY2006:

o	Posted record revenue of $13.3 million in FY2006, a 90% increase vs. $7.0 million in FY2005;
o	Transitioned the Company to annual profitability, net income of $385,000 in FY2006 vs. a net loss of $2.8 million in FY2005;
o	Earned $0.01 per share in FY2006 vs. a loss of $0.07 in FY2005;
o	Completed merger with The Med-Design Corporation, which added $3.2 million to total revenue in FY2006.

Highlights in the Fourth Quarter;

o	Total revenue advanced 94% to $3.8 million, vs. $1.9 million in Q4-2005;
o	Net income for Q4-2006 was $144,000, vs. a net loss of $1.8 million in Q4-2005;
o	Earnings per share (EPS) were breakeven at $0.00, an improvement of $0.05 cents per share compared to Q4-2005;

“Fiscal year 2006 was a pivotal year in our corporate history, as we achieved record revenue growth and transitioned the Company to profitability,” commented Jeff Soinski, President and Chief Executive Officer. “Our 90% year-over-year revenue growth was fueled relatively equally by the organic growth of our existing revenue streams and the addition of new revenues from our merger with Med-Design. In addition to providing reliable new revenue streams, this strategic transaction solidified our position as a technology leader in safety medical needles, enhanced our leadership position in the safety Huber needle market, and provided cash to fund our further growth initiatives.”

“In 2006, we completed Phase 1 of the two-part turnaround plan we initiated in 2002 – transitioning Specialized Health Products from an R&D company to a true operating company, with multiple revenue streams, strategic relationships, and profitable operations,” continued Mr. Soinski. “As we begin 2007, we are embarking on Phase 2 of our plan with a focus on driving profitable growth. We intend to deliver this growth by continuing to invest in the organic growth of our existing and pipeline products, as well as pursuing strategic acquisitions that will allow us to leverage our core competencies, operating infrastructure, and distribution channels into new product categories.”

Financial Results for Fiscal Year 2006

Total revenue for FY2006, was $13.3 million, an increase of 90% over the $7.0 million recorded in FY2005. FY2006 results include revenue from product sales and royalties acquired in the Company’s merger with Med-Design on June 2, 2006. Specialized Health Products revenue streams contributed $10.1 million of total revenue in FY2006, representing organic growth of $3.1 million or 45% on a standalone basis. Med-Design contributed $3.2 million to total revenue in FY 2006, and was responsible for approximately one-half of the Company’s total revenue growth in 2006.

By source of revenue, product sales for FY2006 totaled $9.6 million, an increase of 161% over FY2005; product royalties totaled $2.9 million, an increase of 53% over the year earlier period; technology fees and license revenues were $197,000, a decrease of 36% vs. FY2005; and development fees were $591,000, a decrease of 47% vs. FY2005.

The significant increase in product sales in 2006 reflects the increased market acceptance of the Company’s manufactured products, especially MiniLoc® Safety Infusion Set, and the addition of SafeStep® Huber Needle Set sales following the merger with Med-Design. The increase in product royalties is primarily due to the addition of royalty agreements from the Med-Design transaction. The decrease in technology and licensing fees is primarily due to the full amortization, in May 2005, of upfront fees from the Company’s earlier licensing agreements. The decrease in development fees and related services compared to FY2005 reflects the maturing of the Company’s funded development projects.

Gross profit in FY2006 was $8.5 million, a 73% increase over FY2005. Gross margin in FY2006 was 64%, down from the 70% gross margin reported in FY2005. This anticipated decline in gross margin reflects a shift in revenue mix as the Company’s business model matures, with manufactured product sales representing a significantly higher proportion of total revenue in 2006, as well as the reduction in high margin licensing fee revenue as upfront payments from earlier licensing agreements became fully amortized. In 2006, product sales represented 72% of total revenue, compared to 53% in FY2005.

Total operating expense for FY2006 was $8.1 million, a 7% increase over FY2005, with additional expenses following the Med-Design merger being offset by the absence of an additional accrual for patent litigation expense in FY2006. Excluding stock-based compensation expense, the Company’s investment in research and development increased 13% in FY2006 to $3.3 million, or approximately 25% of total revenues. Sales and marketing expense advanced 48% in FY2006, to $1.5 million, or approximately 11% of total revenue. General and administrative expense increased 51%, to $2.0 million, or approximately 15% of total revenue.

Net income in FY2006 was $385,000, compared to a net loss of almost $2.8 million in 2005, an improvement of $3.1 million. Basic and fully diluted earnings per share for FY2006 were $0.01, compared to a loss of $0.07 in FY2005.

At December 31, 2006, Specialized Health Products had cash and cash equivalents of $6.6 million, an increase of $5.8 million compared to the end of FY2005. Working capital at the end of FY2006 was $7.5 million, compared to $799,000 at December 31, 2005. The increase in net cash and current assets was primarily due to net cash and current assets received in the Med-Design merger.

Financial Results for Fourth Quarter 2006

Total revenue for Q4-2006 was $3.8 million, an increase of 94% over the Q4-2005 period. This increase is primarily attributed to increased market penetration of the Company’s proprietary products and the addition of new revenue streams from the Med-Design transaction.

Gross profit in Q4-2006 was $2.3 million, an increase of 108% compared to $1.1 million in Q4-2005. Gross profit margin improved to 61% in Q4-2006, from 57% in the comparable period of 2005. Even though the blended gross margin for Q4-2006 improved significantly compared to the relatively low gross margin reported for Q4-2005, the Company’s gross margin for the current period was impaired by certain accounting charges and adjustments totaling approximately $150,000. These charges included end-of-year inventory adjustments, and non-cash accruals for a returned goods allowance and an anticipated future loss on one of the Company’s funded development projects.

Excluding stock-based compensation expense and the accrual for patent litigation expense in Q4-2005, total operating expenses in Q4-2006 increased $388,000 or 27% compared to Q4-2005. Research and development expense for Q4-2006 was flat at $867,000. Sales and marketing expenses increased $160,000 in Q4-2006, to $412,000, reflecting higher promotional expenses associated with higher product sales volumes, including additional sales and marketing personnel to support the SafeStep® Huber Needle Set product line acquired from Med-Design. General and administrative expenses increased $233,000 in Q4-2006, to $571,000. This increase is primarily attributed to increased staffing needs, including the hiring of a new Chief Financial Officer, as well as increased insurance costs and the amortization of license rights acquired in the Med-Design merger.

Net income in Q4-2006 was $144,000, compared to a loss of $1.8 million in Q4-2005. The improvement in profitability is attributed to the Company gaining operating leverage on increased product sales and no additional accrual for patent litigation expense in Q4-2006.

Outlook for Fiscal Year 2007

“As we look forward to 2007, we believe we are well-positioned to deliver profitable growth by gaining operating leverage from the growth of our manufactured products, continuing to invest in sales and marketing to drive market penetration of our high-margin branded products, and building our portfolio of manufactured products subject to OEM supply agreements with large corporate customers,” stated Mr. Soinski. “During fiscal year 2007, we expect to deliver 30% to 40% revenue growth compared to 2006. We anticipate that our blended gross margin in 2007 will remain the same or slightly improve compared to 2006. We expect these efforts to result in basic and fully diluted earnings of $0.02 to $0.04 per share for fiscal year 2007.”

Conference Call

The Company will host a conference call at 4:30 p.m. EDT on Wednesday, March 14, 2007 to discuss earnings for the fourth quarter and fiscal year ended December 31, 2006. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 230-1092. International callers should dial (612) 288-0337. This conference call will also be broadcast live over the Internet and can be accessed through a link on the Company’s website at www.shpi.com. To listen to the live call, please go to the Specialized Health Products website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 8:00 p.m. EDT on March 14, 2007 through March 21, 2007 at (800) 475-6701 or (320) 365-3844 (international) access code – 865449. The replay will also be available shortly after the call on the Specialized Health Products website for 90 days.

About Specialized Health Products International, Inc.

Specialized Health Products International, Inc. is a leading developer, manufacturer and marketer of proprietary disposable medical products for clinician and patient safety. Specialized Health Products has developed multiple safety needle products based upon a broad intellectual property portfolio that applies to virtually all medical needles used today. Specialized Health Products is a market leader in safety Huber needles, with four complementary product offerings. The Company has licensed or supplies other products to leading global healthcare companies, including Tyco Healthcare, Bard Access Systems, and BD Medical. For more information about Specialized Health Products, visit the Company’s website at www.shpi.com.

Forward-Looking Statements

The statements contained in this press release regarding (i) our intention and ability to deliver profitable growth, and the actions we intend to take to drive this profitable growth, (ii) our expectations regarding revenue growth in 2007 compared to 2006, (iii) our expectations regarding our blended gross margin in 2007 compared to 2006, and (iv) our expectation regarding basic and fully diluted earnings per share for fiscal 2007 and other statements that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to the inability to locate or consummate desired acquisitions, unforeseen delays in manufacturing our products, unforeseen demands upon our cash and cash equivalents and the demand for our products being less than anticipated. These and other factors that could cause actual results to differ materially from those anticipated are discussed in more detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-KSB for the fiscal year ended December 31, 2006. These forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date.

# # #

(Financial Tables Follow)

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Twelve Months Ended
Revenue:	Dec 31, 2006	Dec 31, 2005		Dec 31, 2006	Dec 31, 2005
Product sales	$2,644,069		$1,067,717	$9,593,614	$3,680,505
Product royalties	1,003,266		474,085	2,887,997	1,883,195
Technology fees and license revenues	49,167		24,578	196,668	305,938
Development fees and related services	58,457		367,995	590,741	1,111,906
Total revenues	3,754,959		1,934,375	13,269,021	6,981,544

Cost of revenue	1,455,512		828,773	4,799,619	2,080,659

Gross profit	2,299,447		1,105,602	8,469,402	4,900,885

Operating expenses:
Research and development (2006 excludes amortization of deferred compensation of $121,534 and $458,507; 2005 excludes $109,854 and $435,329)	867,324		871,842	3,327,815	2,942,687
Sales and marketing (2006 excludes amortization of deferred compensation of $7,648 and $28,472; 2005 excludes $5,481 and $19,081)	412,351		252,207	1,455,878	985,155
General and administrative (2006 excludes amortization of deferred compensation of $241,551 and $892,642; 2005 excludes $211,395 and $842,026)	570,668		337,993	1,953,593	1,291,743
Amortization of deferred compensation	370,733		326,730	1,379,621	1,296,436
Patent litigation expense	—		1,095,200	—	1,095,200

Total operating expenses	2,221,076		2,883,972	8,116,907	7,611,220

Income (loss) from operations	78,371		(1,778,370)	352,495	(2,710,335)

Other income (expense):
Interest income	65,523		121	180,439	6,959
Other income (expense)	(18)		(25,366)	(144,292)	(52,056)

Total other income (expense), net	65,505		(25,245)	36,147	(45,097)
Income/franchise tax	—		—	(3,435)	(3,289)

Net income (loss)	$143,877		$(1,803,615)	$385,207	$(2,758,721)

Basic net income (loss) per common share	$.00	$	( .04)	$.01	$(.06)

Basic weighted average number of common shares outstanding	67,305,207		41,254,048	57,610,988	41,200,119

Diluted net income (loss) per common share	$.00		$(.04)	$.01	$(.07)

Diluted weighted average number of common shares outstanding	67,420,612		41,254,048	57,726,393	41,200,119

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$6,557,055	$707,222
Accounts receivable	2,680,865	1,577,715
Inventory, net	2,028,020	618,490
Prepaid expenses and other	368,942	58,190
Total current assets	11,634,882	2,961,617

Property and equipment, net	1,282,119	886,141
Intangible assets, net	2,805,032	241,115
Goodwill	870,980	-
Other assets	30,987	549,742
	$16,624,000	$4,638,615
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$4,161,916	$2,162,895
Deferred revenue, net of current portion	172,067	368,735
Deferred rent	-	3,176
Accrual for patent litigation expenses	-	845,200
Note payable – long term	-	500,000
Total liabilities	4,333,983	3,880,006
Stockholders’ equity:
Preferred stock, $.001 par value; 30,000,000 shares authorized, no shares outstanding	-	-
Common stock, $.02 par value; 70,000,000 shares authorized, 67,305,207 and 44,629,445 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	1,346,104	892,589
Additional paid-in capital	50,390,139	42,153,783
Deferred compensation	-	(2,376,330)
Accumulated deficit	(39,446,226)	(39,911,433)
Total stockholders’ equity	12,290,017	758,609
	$16,624,000	$4,638,615